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                                                                    EXHIBIT 3(i)

                          NAPCO SECURITY SYSTEMS, INC.

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
              OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Napco Security Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Napco Security Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing the submission of such amendment to the stockholders at the 2005Annual Meeting. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

                  FOURTH: The total number of shares of Common Stock which the Corporation is authorized to issue is forty million (40,000,000), and the par value of each such share is one cent ($.01), amounting in the aggregate to $400,000.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of December, 2005.

                                By: /s/ Richard L. Soloway
                                    ----------------------
                                Title:  President
                                Name:   Richard L. Soloway


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